Exhibit 99.1
MoneyGram Announces Hilary Jackson as New Chief Operating Officer

Ms. Jackson’s strong track record in technology, innovation, and operations at customer-centric financial services companies will be a significant asset in the next stage of the Company’s digital transformation

DALLAS, April 6, 2021 /PRNewswire/ -- MoneyGram International, Inc., a global leader in cross-border P2P payments and money transfers, today announced the appointment of Hilary Jackson as its new Chief Operating Officer reporting to Alex Holmes, Chairman and CEO. The appointment is effective April 26, 2021.

Ms. Jackson joins MoneyGram from Selene Holdings where she served as Chief Operating Officer. Prior to joining Selene, Ms. Jackson held multiple executive roles at Capital One, including Head of Technology for Top of House Products within Capital One’s Financial Services division, and Head of Home Loans Servicing.

Hilary also spent 12 years at Bank of America, where she provided executive leadership in the mortgage lines of business. Within mortgage servicing, she led risk assessment and analytics, horizontal business controls, business transformation, strategic implementation, program management, and loss mitigation operations. She also held executive leadership roles within the mortgage originations and sales organizations.

"We are thrilled to welcome Hilary Jackson as our new Chief Operating Officer," said Alex Holmes, MoneyGram Chairman and CEO. "As we continue to accelerate our digital transformation, Hilary’s strong track record of success leading technology and operations functions in the financial services sector will be critical to helping MoneyGram continue to lead the evolution of digital P2P payments and mobilize the movement of money."

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About MoneyGram International, Inc.

MoneyGram is leading the evolution of digital P2P payments. With a purpose-driven strategy to mobilize the movement of money, a strong culture of fintech innovation, and leading customer-centric capabilities, MoneyGram has grown to serve nearly 150 million people across the globe over the last five years.

The Company leverages its modern, mobile, and API-driven platform and collaborates with the world's leading brands to serve consumers through MoneyGram Online (MGO), its direct-to-consumer digital business, its global retail network and its emerging embedded finance business for enterprise customers, MoneyGram as a Service.

For more information, please visit ir.moneygram.com and follow @MoneyGram.

Media Contact
Stephen Reiff
media@moneygram.com